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                                                                     EXHIBIT 2.4



                                    GUARANTY
                                    --------

                                                                  August 1, 1995

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce Cardkey Systems, Inc. an Oregon corporation

("Creditor"), to accept a Promissory Note in the original principal amount of
----------
$6,000,000 (herein, together with any renewal, extension, refunding, or refinancing thereof, called the "Note ) issued by Viking Acquisition Company, a Delaware corporation, which will be renamed "Cardkey Systems, Inc." (the "Company"), payable to the Creditor, pursuant to a Purchase Agreement, dated as of June 20, 1995 (herein, as modified or amended from time to time, called the "Purchase Agreement") among the Creditor, the undersigned Amtech Corporation, a Texas corporation (the "Guarantor"), Cardkey Systems, Ltd., a United Kingdom corporation, Cardkey Sicherheitssysteme GmbH, a German corporation, and Assa Abloy AB, a Swedish corporation, the Guarantor hereby unconditionally guarantees to the Creditor and its successors and assigns that the principal of the Note (hereinafter called the "Guaranteed Debt") will, be promptly paid in full when due in accordance with its terms, by acceleration or otherwise, or if renewed or extended, in accordance with the terms of such renewal or extension.

     The obligations of the Guarantor hereunder shall be unconditional irrespective of (a) the genuineness, validity, regularity, or enforceability of any of the Guaranteed Debt, (b) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Debt or any covenants in respect thereof or any security therefor, (c) any extension of time for performance or waiver of performance of any covenant of the Guarantor or any failure or omission to enforce any right, (d) any taking, exchange, surrender, release, or other dealing with any collateral therefor, or (e) any other circumstance which may or might in any manner constitute a legal or equitable discharge of a surety or guarantor, it being the intent hereof that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

     The Guarantor hereby waives diligence, presentment, demand, protest, and all notices whatsoever (including notice of acceptance of this Guaranty and of the incurrence of any Guaranteed Debt).

     The Guarantor hereby waives any and all rights of subrogation with respect to this Guaranty until such time as the Guaranteed Debt has been paid in full.
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Guaranty
August 1, 1995


     This Guaranty and all rights and obligations arising hereunder shall be governed by the law of New York and may not be modified except in writing.

     IN WITNESS WHEREOF, this instrument has been executed by the undersigned as of the date first set forth above.

                                          AMTECH CORPORATION


                                          By: /s/ Ronald A. Woessner
                                              -------------------------------
                                              Ronald A. Woessner,
                                              Vice President & General Counsel




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